                                                                    EXHIBIT 10.1




                                October 23, 1997






Mr. Frederick A. Findley
Vice President/CFO
Jalate Limited, Inc.
6557 Flotilla Street
City of Commerce, CA  90040

Dear Mr. Findley:

        Reference is made to that certain Credit Agreement by and between Jalate Limited, Inc., a California corporation ("Borrower") and Wells Fargo HSBC Trade Bank, N.A. ("Bank") dated as of May 31, 1997 and all related documentation executed in connection therewith ("Credit Agreement") governing, among other things that certain Loans Against Imports Facility evidenced by a Loans Against Imports Note in the amount of Two Million ($2,000,000) dollars ("Note"). Capitalized terms used herein but not defined shall have the meanings set forth in the Credit Agreement.

        By letter dated October 3, 1997 Borrower was notified by Bank of the occurrence of certain events of default under the Credit Agreement ("Events of Default"). Specifically, based on financial information provided to Bank by Borrower for Borrower's fiscal eight month period ended August 31, 1997, Borrower is in default of certain financial covenants ("Covenants") governing Borrower's minimum required level of working capital and maximum allowable year-to-date pre-tax loss.

        Borrower has requested that Bank: 1) forbear until December 1, 1997, from exercising its rights and remedies with regard to the above-described Events of Default; and 2) waive compliance with the Covenants for future fiscal periods through the maturity of the Note, December 1, 1997.

Mr. Frederick A. Findley
October 23, 1997
Page 2



        Bank will agree to the requested forbearance and waiver strictly subject to the following conditions: 1) such forbearance by Bank shall not be deemed a waiver by Bank of any of Bank's rights and remedies, or an agreement to forbear or a waiver by Bank of any of Bank's rights and remedies, or an agreement to forbear or a waiver by Bank with respect to any other Event of Default which may occur; 2) that certain provision in the Note which states that "Each advance shall be payable on the earlier of (i) the due date thereof, as inscribed by Bank on its records, or (ii) 60 days after the date such advance is made." shall be changed to state that "Each advance shall be payable on the earlier of the earlier of (i) the the due date thereof, as inscribed by Bank on its records, or
(ii) 30 days after the date such advance is made."; and 3) the Facility Termination Date of the L/C Facility shall be changed from December 1, 1997 to October 1, 1997. Except as modified by this letter, the terms and conditions of the Credit Agreement shall remain in full force and effect.

        Please acknowledge your agreement to the foregoing by signing a copy of this letter in the space provided below and returning it to Bank. The forbearance and waiver provided herein shall not be effective until this letter has been signed by Borrower and returned to Bank.

                                       Sincerely,



                                       /s/ Greg Richardson
                                       Vice President


Acknowledged and Agreed to by:

JALATE LIMITED, INC.


By: /s/ Fred Findley
Title: _______________________